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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1) (1)

                                     Alstom
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Sponsored ADR's
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    021244108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   06/30/2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         / /      Rule 13d-1(d)


-----------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 021244108                  13G                       Page 2 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

                The TCW Group, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*           (a)  / /
                                                                 (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

                Nevada Corporation
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
   Beneficially                                                             -0-
     Owned by                 -------------------------------------------------
  Each Reporting              (6) Shared Voting Power
   Person With:                                                          94,270
                              -------------------------------------------------
                              (7) Sole Dispositive Power
                                                                            -0-
                              -------------------------------------------------
                              (8) Shared Dispositive Power
                                                                         94,270
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                         94,270
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes
     Certain Shares *
                                                                        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.9% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person *
                                HC/CO
-------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 021244108                  13G                       Page 3 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

                Robert Day
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*           (a)  / /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

                United States Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
   Beneficially                                                             -0-
     Owned by                 -------------------------------------------------
  Each Reporting              (6) Shared Voting Power
   Person With:                                                          94,270
                              -------------------------------------------------
                              (7) Sole Dispositive Power
                                                                            -0-
                              -------------------------------------------------
                              (8) Shared Dispositive Power
                                                                         94,270
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                         94,270
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes
     Certain Shares *
                                                                        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.9% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person *
                                HC/IN
-------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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                                                                     Page 4 of 8

Item 1(a).     Name of Issuer:

               Alstom

Item 1(b).     Address of Issuer's Principal Executive Offices:

               38 Ave Lieber
               75116 Paris France
               IO

Item 2(a).     Name of Persons Filing:

Item 2(b).     Address of Principal Business Office, or if None, Residence:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               865 South Figueroa Street
               Los Angeles, CA 90017
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Sponsored ADR's

Item 2(e).     CUSIP Number:

               021244108


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                                                                     Page 5 of 8


Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

          (a)   / /     Broker or dealer registered under Section 15 of the
                        Exchange Act.
          (b)   / /     Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c)   / /     Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
          (d)   / /     Investment company registered under Section 8 of the
                        Investment Company Act.
          (e)   / /     An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E).
          (f)   / /     An employee benefit plan or endowment fund in accordance
                        with 13d-1(b)(1)(ii)(F).
          (g)   /X/     A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

                        (SEE Item 7)
                        The TCW Group, Inc.
                        Robert Day (individual who may be deemed to control The TCW Group, Inc. and other entities which hold the Sponsored ADR's of the issuer)

          (h)   / /     A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.
          (i)   / /     A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the
                        Investment Company Act.
          (j)   / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
     If this statement is filed pursuant to Rule 13d-1(c), check this box./ /


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                                                               Page 6 of 8 Pages

Item 4. Ownership **

          THE TCW GROUP, INC.
          (a)  Amount beneficially owned: 94,270
          (b)  Percent of class: 12.9%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or to direct the vote: none.
              (ii)  Shared power to vote or to direct the vote: 94,270
             (iii)  Sole power to dispose or to direct the disposition of:
                    none.
              (iv)  Shared power to dispose or to direct the disposition of:
                    94,270

          ROBERT DAY ***
          (a)  Amount beneficially owned: 94,270
          (b)  Percent of class: 12.9%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or to direct the vote: none.
              (ii)  Shared power to vote or to direct the vote: 94,270
             (iii)  Sole power to dispose or direct the disposition of: none.
              (iv)  Shared power to dispose or to direct the disposition of:
                    94,270


--------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
     Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***  Shares reported for Robert Day include shares reported for The TCW Group,
     Inc.



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                                                                     Page 7 of 8

Item 5. Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Sponsored ADR's of Alstom.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SEE Exhibit A.

Item 8. Identification and Classification of Members of the Group.

          Not applicable. SEE Exhibits A and B.

Item 9. Notice of Dissolution of Group.

          Not applicable.

Item 10. Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                                     Page 8 of 8


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 18th day of July, 2000.

                                       The TCW Group, Inc.

                                       By: /s/ Linda D. Barker
                                       -----------------------------------------
                                       Linda D. Barker
                                       Authorized Signatory



                                       Robert Day

                                       By: /s/ Linda D. Barker
                                       -----------------------------------------
                                       Linda D. Barker
                                       Under Power of Attorney dated March 31,
                                       2000, on File with Schedule 13G for Cox
                                       Radio, Inc. dated May 9, 2000.


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                                    EXHIBIT A

                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW ENTITIES

PARENT HOLDING COMPANY:

          The TCW Group, Inc.

          Robert Day (an individual who may be deemed to control The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

          (i) TCW Investment Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Note: No Sponsored ADR's of Alstom is held directly by The TCW Group, Inc. Other than the indirect holdings of The TCW Group, Inc., no Sponsored ADR's of Alstom is held directly or indirectly by Robert Day, an individual who may be deemed to control The TCW Group, Inc.

PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:

          Robert Day (an individual who may be deemed to control the entities described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

          Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


                                       A-1
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                                    EXHIBIT B

                             JOINT FILING AGREEMENT

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 18th day of July, 2000.

                                       The TCW Group, Inc.

                                       The TCW Group, Inc.

                                       By: /s/ Linda D. Barker
                                       -----------------------------------------
                                       Linda D. Barker
                                       Authorized Signatory



                                       Robert Day

                                       By: /s/ Linda D. Barker
                                       -----------------------------------------
                                       Linda D. Barker
                                       Under Power of Attorney dated March 31,
                                       2000, on File with Schedule 13G for Cox
                                       Radio, Inc. dated May 9, 2000.


                                       B-1